Exhibit 5.1

June 4, 2021
Nordstrom, Inc.
1617 Sixth Avenue
Seattle, Washington 98101
Re: Exchange Offers Relating to 2.300% Exchange Notes Due 2024 and 4.250% Exchange Notes due 2031
Ladies and Gentlemen:
We have acted as counsel to you in connection with certain matters related to the offers by Nordstrom, Inc., a Washington corporation (the “Company”), to exchange (the “Exchange Offers”) up to $250 million in aggregate principal amount of the Company’s 2.300% Senior Notes due 2024 (the “2024 Exchange Notes”) and up to $425 million in aggregate principal amount of the Company’s 4.250% Senior Notes due 2031 (the “2031 Exchange Notes” and, together with the 2024 Exchange Notes, the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), for an equal principal amount of the Company’s outstanding 2.300% Senior Notes due 2024 (the “Original 2024 Notes”) and of the Company’s outstanding 4.250% Senior Notes due 2031 (the “Original 2031 Notes”, and together with the Original 2024 Notes, the “Original Notes”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Statement.
In the course of our representation as described above, we have examined, among other things, the Indenture (the “Indenture”) dated as of December 3, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). We have also examined and relied on originals or photocopies, certified or otherwise identified to our satisfaction, of all such corporate books and records of the Company and such other instruments, records, certificates or other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have assumed, the accuracy of which we have not independently verified, the Trustee has satisfied those legal requirements applicable to it that are necessary to make the Indenture and the notes, certificates, instruments or documents required to be executed and delivered by it in connection with the Exchange Offers enforceable against the Trustee in accordance with their respective terms.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when:
(i) the Registration Statement has become effective under the Act and the Indenture is qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); and
(ii) the Exchange Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Original Notes pursuant to, and in accordance with the terms of, the Exchange Offers as contemplated in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The opinions expressed above are subject to the following exclusions and qualifications:
a.     We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.
b.     We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of Washington and New York, and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
c.     Our opinions are based on the accuracy of the facts and the representations set forth in, among other things, the Registration Statement. In the event any of the facts, representations or assumptions upon which we have relied to issue these opinions are incorrect, our opinions might be adversely affected and may not be relied upon.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus made part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations promulgated under the Act nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated under the Act.
Very truly yours,
/s/ PERKINS COIE LLP